CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus (Class R1, R3, R4 and R5 Shares) of the John Hancock Disciplined Value Fund and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the John Hancock Disciplined Value Fund, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 16 to File No. 333-125838; Amendment No. 18 to File No. 811-21777) of John Hancock Funds III of our report on the Robeco Boston Partners Large Cap Value Fund of The RBB Fund, Inc. dated October 30, 2008, included in the Robeco Investment Funds August 31, 2008 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 17, 2009